EXHIBIT 4.1

Dated 6 January 2004

(1) Aluminum Corporation of China Limited

(2) CLSA Limited

PLACING AGREEMENT

Relating to placing of newly issued 549,976,000 H shares

of par value RMB1.00 each

in Aluminum Corporation of China Limited

at HK$ 5.658 per H share

THIS PLACING AGREEMENT is made on 6 January 2004

BETWEEN:

(1)	Aluminum Corporation of China Limited (a joint stock limited company incorporated in the People’s Republic of China with limited liability) whose registered office is situated at 12 B, Fuxing Road, Beijing 100814, PRC (the “Company”); and

(2)	CLSA Limited, whose registered office is situated at 18/F, One Pacific Place, 88 Queensway, Hong Kong (the “Placing Agent”).

WHEREAS:

(A)	The Company has at the date of this Agreement an issued and registered capital of RMB10,499,900,153, divided into 2,749,889,968 H shares of RMB1.00 each and 7,750,010,185 domestic shares of RMB1.00 each.

(B)	The Company obtained approval from shareholders at the Company’s 2002 Annual General Meeting held on 12th June, 2003, pursuant to which the Company was granted an unconditional general mandate (the “General Mandate”) to allot and issue additional H shares in the capital of the Company up to 20 per cent. of the aggregate nominal amount of H Shares of the Company in issue within the Relevant Period (as hereinafter defined).

(C)	The Placing Agent, in reliance upon the representations, warranties and undertakings of the Company contained herein, has agreed to procure, as agent of the Company, subscribers for, or failing which itself to subscribe, in aggregate 549,976,000 newly issued H Shares pursuant to the General Mandate at the Placing Price (as hereinafter defined) upon the terms and conditions set out in this Agreement (the “Placing”).

IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement (including the Recitals hereto) unless specifically provided otherwise or the context otherwise requires.

(a)	the following definitions are used:

“Accounts Date” means 31st December, 2002, being the date to which the last audited accounts of the Company were published in the annual report of the Company;

“Agreement” means this placing agreement as amended or varied from time to time by an agreement in writing duly executed by the Parties;

“Alcoa” means Alcoa International (Asia) Limited, a company incorporated under the laws of Hong Kong;

“Associate” has the meaning ascribed thereto under Rule 1.01 of the Listing Rules;

“Business Day” means any day (excluding Saturdays) on which commercial banks generally are open for business in Hong Kong;

“CCASS” means the Central Clearing and Settlement System established and operated by Hong Kong Securities Clearing Company Limited;

“Companies Ordinance” means the Companies Ordinance (Cap. 32 of the Law of Hong Kong) for the time being in force;

“CSRC” means China Securities Regulatory Commission;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Group” means the Company and its Subsidiaries and the expression “member of the Group” shall be construed accordingly;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Hong Kong Share Registrar” means the share registration agent of the Company in Hong Kong, Hong Kong Registrars Limited;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“H Shares” means overseas listed foreign invested shares, par value of RMB1.00 per share, in the capital of the Company which are subscribed for and traded in Hong Kong dollars;

“Indemnified Persons” means each of the Placing Agent and any person or persons appointed as its sub-placing agents pursuant to Clause 2.2 together with their respective affiliates, their respective directors, officers, agents and employees and any other entity or person, if any, controlling the Placing Agent or any such sub-placing agents or any of their respective affiliates within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and “Indemnified Person” means any one of them;

“Interim Accounts Date” means 30 June, 2003;

“Interim Announcement” means the interim announcement of the Company, including its results for the six months ended on the Interim Accounts Date, released on August 27, 2003;

“Listing Rules” means the Rules Governing the Listing of Securities on the Stock Exchange;

“NYSE” means The New York Stock Exchange, Inc.;

“Parties” means the named parties to this Agreement and their respective successors and permitted assigns;

“Placees” means the subscribers of the Placing Shares pursuant to this Agreement comprising professional, institutional and other investors independent of the Company, the directors, substantial shareholders and chief executive (as those terms are defined in the Listing Rules) of the Company, its Subsidiaries and their respective Associates selected and procured by or on behalf of the Placing Agent as contemplated by this Agreement;

“Placing Announcement” means the press announcement in the agreed form and set out in Schedule 1 proposed to be issued by the Company in substantially such form as soon as reasonably practicable immediately following the execution of this Agreement;

“Placing Commission” means a commission of 1.5 per cent. of the Placing Price multiplied by the Placing Shares (excluding the number of Placing Shares, if any, subscribed for by Alcoa as referred to in Clause 7.1);

“Placing Completion” means completion of the obligations of the parties under this Agreement pursuant to Clause 3 of this Agreement;

“Placing Completion Date” means the Business Day immediately after receipt of the listing approval referred to in Clause 2.5 or such other time and date as the Company and the Placing Agent shall agree on which completion of this Agreement shall take place pursuant to Clause 3;

“Placing Price” means HK$ 5.658 per Placing Share;

“Placing Shares” means 549,976,000 newly issued H Shares to be placed pursuant to the terms set out in this Agreement;

“PRC” means the People’s Republic of China;

“Previous Announcements” means the annual report of the Company for the year ended on the Accounts Date, the Interim Announcement, all other announcements and circulars issued by the Company to the Stock Exchange, NYSE and/or the shareholders of the Company since the Accounts Date and the annual report on Form 20-F with respect to the year ended the Accounts Date, filed with the SEC;

“Proceedings” means claims, actions, liabilities, demands, proceedings or judgments;

“Regulation D” means Regulation D under the Securities Act;

“Regulation S” means Regulation S under the Securities Act;

“Relevant Period” means the period from the passing of the resolution (the “Resolution”) relating to the General Mandate during the annual general meeting of the Company dated 12th June, 2003 until the earliest of:

(i)	the conclusion of the next annual general meeting of the Company following the passing of the Resolution;

(ii)	the expiration of the 12-month period following the passing of the Resolution; and

(iii)	the date on which the authority set out in the Resolution is revoked or varied by a special resolution of the shareholders of the Company in a general meeting;

“RMB” means the lawful currency of the PRC, the basic denomination of which is Yuan;

“SEC” means the United States Securities and Exchange Commission;

“SFC” means the Securities and Futures Commission of Hong Kong;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Subsidiary” has the same meaning as in Section 2 of the Companies Ordinance;

“United States” has the meaning given in Regulation S under the Securities Act; and

“US$” means United States dollars, the lawful currency of the United States.

(b)	In this Agreement, unless otherwise specified:

(i)	references to Clauses and Schedules are to clauses of and the schedules to this Agreement;

(ii)	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to person include bodies corporate or unincorporated;

(iii)	any document expressed to be “in the agreed form” means a document approved by the parties hereto and for the purpose of identification signed by the Company and the Placing Agent;

(iv)	the words “include”, “includes” and “including” as used herein shall be construed as if followed by the words, “without limitation”; and

(v)	the Schedules shall constitute a part of, and are hereby incorporated into, this Agreement.

1.2	Headings are for convenience only and shall not affect the construction of this Agreement.

2.	APPOINTMENT OF THE PLACING AGENT AND THE PLACING OBLIGATIONS

2.1	The Company hereby appoints the Placing Agent to the exclusion of all others as its sole agent to procure Placees for the Placing Shares at the Placing Price on the terms and subject to the conditions set out in this Agreement and the Placing Agent, relying on the representations, warranties and undertakings on the part of the Company contained herein, accepts such appointment on the terms and subject to the conditions set out in this Agreement. Subject as specifically provided in this Agreement, any transaction properly carried out by the Placing Agent pursuant to this Agreement (other than any subscription by the Placing Agent of Placing Shares as principal pursuant to Clause 2.6) shall constitute a transaction carried out by the Placing Agent at the request of the Company and as its agent and not on account of or for the Placing Agent. The Placing Agent shall not be responsible for any loss or damage (except for any loss or damage arising out of any fraud, wilful default or gross negligence on the part of the Placing Agent or of any of its sub-placing agents) to the Company arising from any such transaction or for any alleged insufficiency of the Placing Price (other than as a result of a breach by the Placing Agent of the terms of this Agreement) or to any party in connection with the Placing.

2.2	The Company hereby confirms that the appointment pursuant to Clause 2.1 confers on the Placing Agent in accordance with the provisions hereof all powers, authorities and discretions on its behalf which are reasonably necessary for, or reasonably incidental to, the making of the Placing (including the power and authority to delegate its functions hereunder to any other person or persons to act as agent or agents of the Placing Agent), and the Company hereby approves, ratifies and confirms everything which the Placing Agent may lawfully and reasonably do or have done pursuant to or in anticipation of the terms of such appointment, powers, authorities and discretions in accordance with this Agreement. The Company agrees promptly on the reasonable request by the Placing Agent, to execute or do, or procure that there shall be executed and done, all such documents and things as the Placing Agent may deem necessary for such purposes. The Placing Agent confirms and undertakes that it shall require persons to whom it delegates its functions hereunder or any sub-placing agents to observe the provisions of this Agreement.

2.3	The Placing Shares shall be offered by the Placing Agent as agent for the Company at the Placing Price (together with such brokerage commission, Stock Exchange trading fee, investor compensation levy and SFC transaction levy as may be payable by Placees) during the period from the time of signature of this Agreement up to the Placing Completion Date (or such later time and date as the Company and the Placing Agent may agree in writing).

2.4	The Company shall procure that the Placing Shares shall be allotted and issued pursuant to the Placing free and clear from all liens, charges and encumbrances, claims, options and third party rights and together with all rights attaching thereto at the Placing Completion Date, including the right to receive all dividends or other distributions thereafter declared, made or paid on the Placing Shares.

2.5	Notwithstanding the other provisions contained herein, the Placing is conditional upon:

(i)	the listing of, and permission to deal in, the Placing Shares being granted by the Stock Exchange on or before 12:00 noon on 21 January, 2004 (or such later time and date as the Company and the Placing Agent may agree in writing) (the “Long Stop Date”); and

(ii)	the exercise by Alcoa of its right to fully subscribe 43,998,080 Placing Shares pursuant to its strategic investor subscription agreement with the Company as referred to in Clause 2.6 below.

If condition (i) referred to above is not fulfilled on or prior to the Long Stop Date, this Agreement shall terminate and none of the Company or the Placing Agent shall have any claim against the other for damages, compensation or otherwise and provided that the Company shall remain liable for the payment of any costs, charges and expenses referred to in Clause 7.2 (excluding the Placing Agent’s legal fees and expenses). If condition (ii) referred to above is not fulfilled prior to the Long Stop Date, the underwriting commitment of the Placing Agent pursuant to Clause 2.6 below shall cease, unless waived at the sole discretion of the Placing Agent. The Company shall use its best endeavours to procure that the conditions set out in this Clause 2.5 are fulfilled on or before the Long Stop Date. The Placing Agent shall promptly provide to the Stock Exchange all information concerning itself and the Placees in accordance with the relevant provisions of the Listing Rules and as the Stock Exchange may reasonably require.

2.6	The Placing Agent as agent of the Company agrees itself or through its sub-placing agent(s) to procure Placees for, or failing which itself to subscribe for, the Placing Shares at the Placing Price (together with such brokerage commission, Stock Exchange trading fee, investor compensation levy and SFC transaction levy as may be payable by Placees) on the terms set out in this Agreement. The Placing Agent shall place such numbers of Placing Shares to Alcoa as Alcoa may subscribe pursuant to its strategic investor subscription agreement with the Company dated 5 November, 2001 and the Placing Agent will not charge any brokerage commission on such Placing Shares placed to Alcoa.

2.7	The Placing Shares shall be offered by the Placing Agent to not less than six Placees in board lots of 2,000 H Shares. The choice of Placees for the Placing Shares shall be determined solely by the Placing Agent, subject to the requirements of the Listing Rules, in particular, the Placing Agent will use its reasonable endeavours to ensure that each Placee (i) (save and except for Alcoa, which is an existing shareholder of the Company) is a third party that is independent of and not connected with the Company, any promotor, director, supervisor, chief executive or substantial shareholder of the Company or any of its Subsidiaries, or any of their respective Associates and (ii) is not a US Person (as defined in Regulation S) nor physically located in the United States.

2.8	By no later than 7:00 p.m. on the date of publication of the Placing Announcement in Hong Kong, the Placing Agent shall deliver to the Company:

(a)	a schedule showing particulars of the Placees including names, country of incorporation (if a corporation), addresses (or registered address if a corporation), number of Placing Shares subscribed for by each Placee and the details of the CCASS stock accounts for the issue of such Placing Shares; and

(b)	application letters signed by each of the Placees for the relevant number of Placing Shares subscribed for by each Placee together with such other information as required by the Stock Exchange and/or the relevant regulatory authority or governmental agency in Hong Kong for delivery to the Stock Exchange and/or the relevant regulatory authority or governmental agency in Hong Kong.

3.	PLACING COMPLETION

3.1	Upon signing of this Agreement and before Placing Completion, the Company shall and the Placing Agent shall, in respect of any documents required to be signed by it, deliver to, or procure the delivery to the Placing Agent or as the Placing Agent may direct:

(a)	certified true copy of board minutes of the Company approving the entering into of this Agreement by the Company, the Placing and all activities in connection with the Placing;

(b)	copies of the instruction to the Hong Kong Share Registrar and CCASS informing them of the appointment of the Placing Agent as the placing agent of the Company in connection with the Placing; and

(c)	copies of instruction letters, placing forms and other documents issued by the Company to the Hong Kong Share Registrar required for the deposit by the Placing Agent of the Placing Shares into CCASS.

3.2	On or before 2:00 pm on the Placing Completion Date, the Company shall:

(a)	issue and allot to, or for the benefit of, the Placees such number of Placing Shares fully paid as subscribed for by them and shall procure that the Placees, or as appropriate HKSCC Nominees Limited, are registered on the Company’s H share register in Hong Kong in respect thereof; and

(b)	provide to the Placing Agent either definitive share certificates issued in the names of the relevant Placees in respect of the relevant number of the Placing Shares subscribed for by each Placee or (if requested by a Placee) evidence satisfactory to the Placing Agent that the Company has issued the relevant share certificate(s) in the name of HKSCC Nominees Limited and delivered such certificates to Hong Kong Securities Clearing Company Limited for credit to each Placee’s CCASS stock account in accordance with the Placee details as provided by the Placing Agent pursuant to Clause 2.8(a).

3.3	Against compliance by the Company with its obligations pursuant to Clause 3.2, the Placing Agent shall on or before 2:00 pm on the Placing Completion Date, make or procure the making of payment in Hong Kong dollars to the Company in immediately available funds of an amount equal to the Placing Price multiplied by the Placing Shares less the Placing Commission and/or any expenses that are deductible as referred in Clause 7, the payment of which shall constitute a complete discharge of the Placing Agent’s obligations to subscribe for, or procure subscribers for, the Placing Shares hereunder. Such payment shall be made for value on the Placing Completion Date and to such bank account held with a leading bank in Hong Kong as may be notified by the Company to the Placing Agent at least one Business Day before Placing Completion.

4.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1	The Company hereby represents, warrants and undertakes to the Placing Agent that:

(a)	all necessary authorisations, consents and approvals (including without limitation in the PRC, in the United States and in Hong Kong and the approval of the CSRC for the issue of the Placing Shares), save for the satisfaction of the condition under Clause 2.5, have been obtained to enable the Placing Shares to be issued and listed on the Stock Exchange by the Company, the Company has power under its constitutional documents to permit its entry into this Agreement and the Placing in the manner set forth herein and this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by the Company and constitutes legally binding obligations of the Company, and in entering into this Agreement the Company does not do so in breach of any existing obligation or applicable legislation and/or any rules and regulations;

(b)	the Placing Shares will be issued fully paid up and ranking pari passu in all respects with the other H Shares in issue as at the Placing Completion Date, including the right to receive all dividends and distributions which may be declared made or paid after the Placing Completion Date and will be issued free and clear of all liens, encumbrances, equities or other third party rights;

(c)	the information contained in Recitals (A) and (B) is true and accurate;

(d)	neither the Company, nor any of its affiliates (as defined in Rule 405 under the Securities Act), or any person acting on its or their behalf (other than the Placing Agent or any of its affiliates as to which no representation is made) has engaged, or will engage, in any “directed selling efforts” (as defined in Regulation S) with respect to the Placing Shares;

(e)	all statements of fact contained in the Placing Announcement other than those relating to statements as to the independence of placing agents and placing investors for which the Placing Agent is responsible are true and accurate in all material respects and are not misleading in any material respect in the form and context in which they appear, all expressions of opinion, intention or expectation contained therein are made on reasonable grounds and are truly and honestly held by the directors of the Company and are fairly based, all forecasts, and estimates therein are honest and fair and there are no other facts omitted the omission of which makes any such statement or expression in the Placing Announcement misleading in any material respect or which are or might be material in the context of the Placing;

(f)	all material information (whether oral, written, electronic or in any other form) supplied by the Company or any of its officers, directors, employees or advisers, for the purpose of or in connection with the Placing, and all information and records of the Company supplied or published by the Company for dissemination to the public (including annual reports, statutory filings and registrations) were, when supplied or published, true and accurate in all material respects and not misleading. With respect to all the Previous Announcements, all statements of fact contained therein were true and accurate in all material respects and were not misleading in any material respect and all expressions of opinion or intention contained therein were made on reasonable grounds and were truly and honestly held by the directors of the Company and were fairly based and there were no other facts omitted so as to make any such statement or expression in any of the Previous Announcements misleading in any material respect or which would or might have been material in the context in which the Previous Announcements were made;

(g)	the consolidated balance sheet of the Group as at the Accounts Date and the consolidated profit and loss account of the Group for the financial year ended on that date (including the notes thereto) as set out in the annual report and accounts of the Group for the year ended on the Accounts Date (collectively, the “Accounts”) together gave a true and fair view of the state of affairs of the Group as at the Accounts Date and of the profits or losses of the Group for the financial year ended on that date and were prepared in accordance with generally accepted accounting principles in Hong Kong consistently applied; the results stated in the Interim Announcement were prepared in accordance with generally accepted accounting principles in Hong Kong consistently applied (and generally on a basis consistent with the consolidated profit and loss account of the Group for the financial year ended on the Accounts Date) and the results stated in the Interim Announcement fairly state the results of the Group for the six months ended on the Interim Accounts Date;

(h)	save as disclosed in the Placing Announcement or the Previous Announcements, since the Accounts Date, the business of the Group has been carried on in the ordinary and normal course and no contracts or commitments of an unusual or unduly onerous nature have been entered into by any member of the Group; there has been no material depletion in the net assets of the Group taken as a whole; and there has been no material adverse change, nor any development reasonably likely to involve a prospective material adverse change, in the financial or trading position or prospects of the Group taken as a whole;

(i)	save as disclosed in the Placing Announcement or the Previous Announcements, neither the Company nor any of its Subsidiaries is engaged in any litigation, arbitration or governmental proceeding which (individually or in aggregate) may have or have had during the twelve months preceding the date hereof a material adverse effect on the financial or trading position or prospects of the Group or which individually or collectively are material for disclosure in the context of the Placing and no such litigation, arbitration or proceeding is threatened or pending; nor, to the best of the knowledge, information and belief of the directors of the Company are there any circumstances which may give rise to any such litigation, arbitration or proceeding;

(j)	so far as the directors of the Company are aware after reasonable enquiries and to the best of their knowledge, no circumstances or events have arisen or occurred or are likely to arise or occur such that any person is (or could, with the giving of notice and/or lapse of time and/or fulfilment of any condition and/or the making of any determination, become) entitled to repayment of any material indebtedness prior to its due date for payment by any member of the Group, or to take any step to enforce any security for any such indebtedness of any member of the Group and no person to whom any indebtedness for borrowed money of any member of the Group which is payable on demand is owed has demanded or threatened to demand repayment of the same; no member of the Group is party to or under any obligation which is material and which is of any unusual or unduly onerous nature; neither this Agreement nor the Placing will constitute or give rise to a breach of or default under any agreement or other arrangement to which the Company or any other member of the Group is party or give rise to any rights of any third party in respect of any assets of the Group;

(k)	so far as the directors of the Company are aware after reasonable enquiries and to the best of their knowledge, the Company is not in material breach of any rules, regulations or requirements of the Stock Exchange, NYSE, regulatory authority or governmental agency or its listing agreement made with the Stock Exchange (and, without limiting the foregoing, all announcements required to be made by the Company under or in accordance with any such rules, regulations or requirements, or pursuant to such listing agreement, have been duly made); the Company has complied and will comply with all other applicable rules, regulations and other requirements material or relevant to the transactions contemplated by this Agreement (including rules governing restrictions on and/or disclosure of dealings);

(l)	the Company has adopted a code for transactions in its securities by its directors no less stringent than the Model Code for Securities Transactions by Directors of Listed Companies set out in the Listing Rules and such Code has been and will be fully complied with in connection with the Placing;

(m)	the Company will make all appropriate disclosures pursuant to, and will comply in all respects with, the Listing Rules, the Hong Kong Code on Takeovers and Mergers and the Securities and Futures Ordinance (Cap.571 of the Laws of Hong Kong) in connection with the Placing;

(n)	each member of the Group has been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation; without limiting the foregoing, no person has any outstanding warrant, option, pre-emptive right or any other right of any description to require Shares to be allotted or issued by the Company;

(o)	the Company is a foreign private issuer (as defined in Rule 405 under the Securities Act);

(p)	the Company will promptly provide the Placing Agent, at its reasonable request, with all such information known to it or which on reasonable enquiry ought to be known to it relating to the Group as may be required by the Placing Agent in connection with the Placing for the purpose of complying with any applicable law, regulation or direction (including the establishment of any defence to any action under any of the same, whether relating to due diligence or otherwise) or any requirement of the Stock Exchange, the NYSE, the SFC, the SEC or any other applicable regulatory body;

(q)	the Company is not aware of any circumstances whereby the listing of the H Shares and Placing Shares will be suspended (other than suspension resulting from any delay in clearance of the Placing Announcement in connection with the Placing by the Stock Exchange), cancelled or revoked;

(r)	so far as the directors of the Company are aware after reasonable enquiries and to the best of their knowledge, there is no order, decree or judgement of any court or governmental agency or regulatory body outstanding or anticipated against the Company and/or any of its Subsidiaries nor is there any investigation or enquiry by any governmental agency or regulatory body outstanding or anticipated against the Company and/or its Subsidiaries which may have or has had a material adverse effect upon the financial position of the Company and/or any its Subsidiaries or which is material in the context of the Placing;

(s)	neither the Company nor any of its affiliates (as defined in rule 501(b) of Regulation D under the Securities Act) nor any person acting on its or their behalf has taken, directly or indirectly, any action designed to cause or result in, or that has constituted or which might reasonably be expected to cause, or to result in, the stabilisation in violation of applicable laws or manipulation of the price of any security of the Company to facilitate the sale or resale of the Placing Shares;

(t)	the Placing Shares are not of the same class (within the meaning of Rule 144A under the Securities Act) as securities listed on a national securities exchange registered under section 6 of the Exchange Act or quoted in a United States automated inter-dealer quotation system;

(u)	Within the six months preceding the date of this Agreement, neither the Company, nor any person acting on its behalf has offered or sold to any person any Shares or any securities of the same or a similar class as the Placing Shares. The Company will take reasonable precautions designed to ensure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in rule 902 under the Securities Act) of any Shares or any substantially similar securities issued by the Company, within six months subsequent to the date on which the distribution of the Placing Shares has been completed (as notified to the Company and the Vendors by the Placing Agent), is made under restrictions and other circumstances reasonably designed to ensure that any such offer or sale will not affect the status of the offer and sale of the Placing Shares in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act;

(v)	the Company is not, and as a result of the offer and sale of the Placing Shares contemplated herein will not, be an investment company (as defined in the Investment Company Act); and

(w)	the Company is not, and as a result of the offer and sale of the Placing Shares will not, be a foreign personal holding company or a passive foreign investment company for the purposes of the United States Internal Revenue Code of 1986, as amended.

4.2	The Placing Agent represents, warrants and undertakes to the Company that no action has been taken to permit a public offering on the Placing Shares in any jurisdiction where action would be required for such purpose. In particular,

(a)	United States

Terms used in this Section have the meanings given to them by Regulation S.

The Placing Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, “U.S. persons”, and are being offered and sold in an “offshore transaction” in accordance with Regulation S. The Placing Agent represents that it has offered and sold the Placing Shares and agrees that it will offer and sell the Placing Shares (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Placing Completion Date, only in accordance with Rule 903 of Regulation S. Accordingly, neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Placing Shares and it and they have complied and will comply with the offering restrictions requirement of Regulation S. The Placing Agent agrees that, at or prior to the Placing Completion Date, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Placing Shares from it during theistribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered, sold or resold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date of the offering, except in either case in accordance with Regulation S. Terms used above have the meanings given to them by Regulation S under the Securities Act.”

The Placing Agent represents that it has not entered and agrees that it will not enter into any contractual arrangement with any distributor (as that term is defined in Regulation S) with respect to the distribution or delivery of the Placing Shares, except with its affiliates or with the prior written consent of the Company.

(b)	United Kingdom

The Placing Agent represents and agrees that (a) it has not offered or sold and, prior to the expiry of the period of six months from the Placing Completion Date, will not offer or sell any Placing Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended); (b) (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of its business and (ii) it has not offered or sold and will not offer or sell any Placing Shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their business or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purpose of their business where the issue or sale of the Placing Shares would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Company; (c) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Placing Shares in circumstances in which Section 21 (1) of the FSMA does not apply to the Company; and (d) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Placing Shares in, from or otherwise involving the United Kingdom.

(c)	Hong Kong

The Placing Agent represents and agrees that (i) it has not offered sold and will not offer or sell in Hong Kong, by means of any document, any Placing Shares other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or as agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance; (ii) it has not issued or caused to be issued and will not issue or cause to be issued documents in relation to the Placing Shares in Hong Kong (unless permitted to do so uer the securities laws of Hong Kong) other than with respect to Placing Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571 of the Laws of Hong Kong) and any rules made thereunder.

(d)	General

The Placing Agent represents and agrees that it will not offer, sell or deliver any Placing Shares or distribute or publish any documents (including, without limitation to the foregoing, any prospectus, form of application, offering circular, advertisement or other offering material or any report or other document calculated to invite or lead to offers or agreements being made to subscribe Placing Shares) or make any representations or statements in relation to the Placing in any country or jurisdiction except such as, and under circumstances that, will not result in or constitute a breach of any applicable laws and regulations or give rise to a requirement for any prospectus to be published or filed or any registration or qualification to be made or obtained (other than such as are made or obtained by the Placing Agent) in any country or jurisdiction.

The Placing Agent represents and agrees that all placing investors and placing agents in the Placing will be independent of and not connected with any promoter, supervisor, director, chief executive or substantial shareholder of the Company or any of its subsidiaries or any of their respective associates (as such terms are defined in the Listing Rules) and each placing investor is not a US person as defined in Regulation S, and is located outside the United States.

4.3	The Placing Agent represents and warrants to the Company that it has the full right, power and authority to enter into and perform its obligations under this Agreement and all necessary authorisations, approvals and consents relating to the same have been, or will, prior to completion of the Placing, be in full force and effect, and this Agreement is a legal, valid and binding agreement of the Placing Agent enforceable in accordance with its terms. The Placing Agent hereby represents, warrants and undertakes with the Company that it will not offer or sell any Placing Shares in any jurisdiction and it will and will procure that its sub-placing agents will comply with the relevant selling restrictions under applicable laws and regulation in respect of the Placing.

4.4	The representations, warranties and undertakings set out in this Clause 4 are given as at the date hereof and shall remain true and accurate and in force up to and including the Placing Completion as if given or made on such date, with reference in each case to the facts and circumstances then subsisting. Each party undertakes to notify the other party of any matter or event coming to its attention prior to the Placing Completion which shows or may show any of the representations, warranties and undertakings set out in this Clause 4 to be or to have been untrue, inaccurate or misleading.

5.	INDEMNITY

5.1	The Company undertakes to the Placing Agent for itself and as trustees for each other Indemnified Person to indemnify and hold harmless each Indemnified Person against all or any costs, expenses (including legal fees as they are properly and reasonably incurred), fees, Proceedings (including, but not limited to, all such losses, costs, charges, expenses and liabilities which the relevant Indemnified Person may pay or incur in investigating, disputing or defending any Proceedings and/or in establishing its rights to be indemnified pursuant to this Clause and/or in seeking advice in relation to any Proceedings) brought or established or threatened to be brought or established against any of the Indemnified Person by any Placee or by any governmental agency, regulatory body or other person:

(a)	directly or indirectly, arising out of or in connection with the performance by the Placing Agent of its obligations under this Agreement and which do not in any such case arise from the Placing Agent’s (or any sub-placing agent’s) gross negligence, breach of this Agreement, wilful default or fraud as determined by final judgment of a court of competent jurisdiction; or

(b)	directly or indirectly arising out of or in connection with any breach of any of the representations, warranties and undertakings of the Company contained in Clause 4 which do not arise from the Placing Agent’s (or any sub-placing agent’s) gross negligence, breach of this Agreement, wilful default or fraud as determined by final judgment of a court of competent jurisdiction.

It is hereby confirmed and acknowledged by the Company that the Placing Agent’s willingness to enter into this Agreement depends upon the provision by the Company of the undertakings set out in this Clause 5.1 and that without such undertaking the transactions contemplated in this Agreement may not have proceeded.

The Company agrees that none of the Indemnified Persons will have any liability (save for the obligations imposed on them under this Agreement) to the Company or any other person, directly or indirectly, arising out of or in connection with the Placing or any transactions contemplated hereby.

5.2	The indemnities contained in Clause 5.1 shall remain in full force and effect notwithstanding completion of the Placing in accordance with the terms set out in this Agreement. The relevant Indemnified Person shall be entitled to have full control over the conduct of any such Proceedings, provided that it shall as soon as reasonably practicable give notice to the Company and provide the Company with copies of correspondence and documentation and shall not make any admission of liability, settlement, compromise or consent to the entry of any judgment with respect to any actual, pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder whether or not the Company is an actual or potential party to such claim or action without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). The Company shall not make any admission of liability or settlement of any such Proceedings without the prior written consent of the Placing Agent (such consent not to be unreasonably withheld or delayed).

6.	RESTRICTIONS

6.1	In order to induce the Placing Agent to enter into this Agreement and in consideration of the obligations of the Placing Agent hereunder, the Company undertakes to the Placing Agent that (except for (i) the Placing Shares to be allotted and issued pursuant to this Agreement and (ii) any H Shares or other securities or rights issued or granted to shareholders by way of bonus or under any scrip dividend or similar arrangement providing for the allotment of shares in lieu of the whole or part of a dividend on shares of the Company in accordance with its Articles of Association or on the exercise of rights existing at the date of this Agreement) it will not, for a period commencing from and including the date hereof until the expiry of 90 days after the date hereof (without the prior written consent of the Placing Agent) (i) allot or issue or offer to allot or issue or grant any option, right or warrant to subscribe (either conditionally or unconditionally, or directly or indirectly, or otherwise) any H Shares or any interests in H Shares or any securities convertible into or exercisable or exchangeable for or substantially similar to any H Shares or interest in H Shares or (ii) agree (conditionally or unconditionally) to enter into or effect any such transaction with the same economic effect as any of the transaction described in (i) above or (iii) announce any intention to enter into or effect any such transaction described in (i) or (ii) above.

7.	COMMISSION AND EXPENSES

7.1	The Company shall pay to the Placing Agent in respect of the Placing the Placing Commission (other than in respect of any Placing Shares which Alcoa may subscribe in the Placing pursuant to its strategic investor subscription agreement with the Company dated 5 November, 2001, for which the Placing Agent shall not be entitled to receive or be paid any Placing Commission) which the Placing Agent is hereby authorised to deduct from the payment to be made by it to the Company pursuant to Clause 3.3. In addition, the Placing Agent reserves the right to charge Placees (other than Alcoa) normal commission and/or brokerage and the Placing Agent shall be entitled to retain any such commission and/or brokerage.

7.2	Whether or not the Placing is completed, the Company will pay all costs associated with the Placing (excluding the Placing Agent’s legal fees and expenses which shall be paid and borne by the Placing Agent) and all charges, fees and expenses of the Hong Kong Share Registrar in connection therewith, which amounts the Placing Agent is hereby authorised to deduct from the payments to be made by it to the Company pursuant to Clause 3.3 for the purposes of paying on the Company’s behalf such costs, charges, fees and expenses.

8.	TERMINATION

8.1	Subject always to Clause 2.5 above, the obligation of the Placing Agent to proceed to Placing Completion is subject to:

(a)	there not having come to the attention of the Placing Agent at any time prior to the Placing Completion (i) any material breach of, or any event rendering untrue, incorrect or breached in any material respect, any of the representations, warranties or undertakings referred to in this Agreement or (ii) any breach of, or failure to perform, any of the other obligations of the Company which are required to be performed at or before the Placing Completion;

(b)	there not having come to the attention of the Placing Agent at any time prior to the Placing Completion (i) any significant change in financial, political, military, economic or market (including stock market) conditions or currency exchange rates or exchange controls in Hong Kong, the United States, any country of the European Union or the PRC or (ii) any suspension of dealings in the H Shares for any period whatsoever (even if such suspension is subsequently lifted prior to the Placing Completion), or any cancellation of the listing of the H Shares, on the Stock Exchange or NYSE or (iii) any adverse announcement, determination or ruling of any governmental or other regulatory body (including delay in approval of the Placing Announcement or any other relevant announcement by any relevant stock exchange), which would (in any case mentioned in (i), (ii) or (iii) above), in the opinion of the Placing Agent, be likely to prejudice materially the success of the Placing;

(c)	there not having occurred at any time prior to the Placing Completion:

(i)	any event, or series of events in Hong Kong, the United States, any country of the European Union or the PRC, beyond the reasonable control of the Placing Agent (including, without limitation, acts of government, strikes, labour disputes, lock-outs, fire, explosion, flooding, civil commotion, economic sanctions, epidemic, terrorism, outbreak or escalation of hostilities, acts of war and acts of God);

(ii)	any material adverse change, or development in Hong Kong, the United States, any country of the European Union or the PRC (including, without limitation, the introduction of any new law or regulation or change in existing laws or regulations (or the judicial interpretation thereof) or any other similar event) (whether or not permanent) involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company or the Group as a whole, whether or not arising in the ordinary course of business;

any of which events, in the opinion of the Placing Agent, is likely to prejudice materially the success of the Placing;

(d)	there not having been imposed any moratorium, suspension or material restriction on trading in shares or securities generally on the Stock Exchange or NYSE due to exceptional financial circumstances or otherwise at any time prior to the Placing Completion.

The Company undertakes promptly to inform the Placing Agent of any matter or circumstance which comes to its attention which may fall within (a) to (d) above. If any of such conditions shall not have been fulfilled or (alternatively) waived by the Placing Agent before the Placing Completion, this Agreement and the obligations of the Placing Agent hereunder shall ipso facto cease and terminate at that time (or at such earlier time as the relevant condition shall have become incapable of fulfilment and the Placing Agent shall have determined not to waive fulfilment and notified the same to the Company) and no party shall be under any liability to any other for costs, damages, charges, compensation or otherwise under this Agreement, except (i) in relation to obligations, agreements and liabilities arising prior to such termination (including liabilities arising prior to such termination (including liabilities arising prior to such termination under the representations, warranties and undertakings referred to in Clause 4), (ii) in relation to any antecedent breach of any obligation under this Agreement, (iii) that the Company shall remain liable for the payment of all costs, charges, fees and expenses referred to in Clause 7.2 already incurred or to be incurred in consequence of such termination and (iv) that the provisions of Clause 5 shall remain in full force and effect.

9.	ANNOUNCEMENTS

9.1	Save as otherwise required by the Stock Exchange, NYSE, the SFC, the SEC or as required by any rules, regulations or laws to which the Company or any of its Subsidiaries is subject, the Company undertakes that no public announcement, circular, prospectus, report or communication (other than the Placing Announcement) to shareholders of the Company or to the Stock Exchange concerning the Placing or its associated transactions and/or the Company and/or any other member of its Subsidiaries which is material in relation to the Placing shall be issued, made or despatched by the Company or any other member of its Subsidiaries between the date hereof and the day falling one week after the Placing Completion Date without prior written approval of the Placing Agent as to the content, timing and manner of making or despatch thereof. The Placing Agent hereby agrees with the Company that such approval shall not be unreasonably withheld or delayed.

9.2	The Company will pay any printing or publishing costs associated with the Placing and the publication of the Placing Announcement and any costs, charges, fees and expenses of the Company’s share registrars in Hong Kong including their fees and expenses in effecting the transfer of the Placing Shares, and the issue of certificates therefor in board lots of 2,000 H Shares, to the Placees and, where appropriate, the Placing Agent. For the avoidance of doubt, the Company will also pay any printing or publishing costs associated with the Placing arising by virtue of the Company’s ADR listing in the US

9.3	Subject to the Placing Completion having taken place and any applicable law, rules or regulations, the Company hereby expressly consents to the Placing Agent making use of the name and/or trademark and/or logo of the Company in, or in connection with, any advertisement or publication (solely for record purposes) by the Placing Agent for its own account in respect of the Placing.

10.	ASSIGNMENT

10.1	The Company agrees and acknowledges that the Placing Agent shall be entitled at any time to assign, transfer or otherwise dispose of all or any of its rights and/or obligations under this Agreement or sub-contract or delegate the performance of any of its respective obligations under this Agreement to any person or persons. The Company further agrees and acknowledges that each such assignee, transferee, sub-contractor or delegate of the Placing Agent shall have the benefit of the representations, warranties, covenants, agreements and indemnities given by it herein.

10.2	Each party undertakes with the other party that it shall from time to time execute and perform and procure that there are executed and performed such further documents and acts as the other party may reasonably require to give effect to the provisions of this Agreement.

11.	TIME OF THE ESSENCE

Time shall be of the essence of this Agreement, both as to times, dates and periods, mentioned herein and as to any times, dates or periods which may by agreement in writing be substituted therefor.

12.	COSTS

Subject as specifically provided herein, each of the parties to this Agreement will bear its own costs and expenses incurred in connection with the Placing.

13.	NOTICES

Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by one (1) day’s prior written notice specified to the other party):

To the Company:	Aluminum Corporation of China Limited
12 B, Fuxing Road
Beijing 100814
PRC

Fax No.:	(86 10)63963874
Attention:	Chen Jihua

To the Placing Agent:	CLSA Limited
18/F, One Pacific Place
88 Queensway
Hong Kong

Fax No.:	(852)2877 0110
Attention:	Richard Taylor

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, when despatched.

14.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

15.	GOVERNING LAW; SUBMISSION TO JURISDICTION

15.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

15.2	The parties hereto irrevocably agree that the courts of Hong Kong shall have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. The parties each submit irrevocably to the non-exclusive jurisdiction of the courts of Hong Kong in relation to such matters.

15.3	Each of the parties hereto irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum.

15.4	Each of the parties hereto agrees that in any legal action or proceedings against it or any of its assets in connection with this Agreement (i) no immunity from such legal action or proceedings (which shall include, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) shall be claimed by it or on its behalf or with respect to its assets, (ii) it irrevocably waives any such right of immunity which it or any of its assets now have or may hereafter acquire or which may be attributed to it or to its assets and (iii) it consents generally in respect of any such legal action or proceedings to the giving of any relief or the issue of any process in connection with any such action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given to such action or proceedings.

16.	LANGUAGE

This Agreement shall be signed in an English language version with a Chinese language version for reference only. The English language version shall be the prevailing version.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

SIGNED by	)
duly authorised for and on behalf of	)	(Signed) Liang Zhongxiu (Signed) Chen Jihua
Aluminum Corporation of China Limited	)
in the presence of:	)

)

)

SIGNED by	)
duly authorised for and on behalf of	)	(Signed) Richard Taylor
CLSA Limited
in the presence of:	)

SCHEDULE 1

PLACING ANNOUNCEMENT